                                                                    EXHIBIT 99.1

SABINE ROYALTY TRUST

                                                                    NEWS RELEASE

                          SABINE ROYALTY TRUST DECLARES
                     MONTHLY CASH DISTRIBUTION FOR NOVEMBER

         DALLAS, TEXAS, NOVEMBER 4, 2003 - Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE - SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.23582 per unit, payable on November 28, 2003, to unit holders of record on November 17, 2003.

   Approximately $280,000 for ad valorem taxes for 2003 is being deducted from this month's distribution as compared to $210,000 for 2002. These payments are normal expenditures at this time of year. Also, due to the timing of the end of the month of October, approximately $536,000 of revenue received will be posted in the following month of November in addition to normal receipts during November.

   Previously, unitholders who are not Oklahoma residents were subjected to a new 5% Oklahoma income tax withholding. The Oklahoma Tax Commission has since provided guidance that all unitholders of Sabine Royalty Trust will not be subject to this withholding. Subsequently, this distribution is full and complete for all unitholders. For those whom have had this withholding affect their distributions, the Trustee or Transfer Agent will be in direct contact with them for recapture of the amounts withheld. All unitholders, whether resident or non-resident, are required to file with the State of Oklahoma an annual tax return with the appropriate information as provided by the Trustee at the end of the year.

   For more information on Sabine Royalty Trust, please visit our website at www.sbr-sabineroyalty.com.

                                      * * *

    Contact:      Ron E. Hooper
                  Senior Vice President
                  Bank of America, N.A.
                  Toll Free - 800.365.6541